Exhibit 10.5

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

LICENSE AGREEMENT

BETWEEN

DAIICHI SANKYO COMPANY, LIMITED

AND

ODONATE THERAPEUTICS, LLC1

[1]	As of June 3, 2013, the date of execution of this License Agreement, the licensee’s name was Heron Therapeutics, LLC. The licensee’s name was subsequently changed to Odonate Therapeutics, LLC. The licensee’s name as set forth herein has been updated to reflect the current name.

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

LICENSE AGREEMENT

This License Agreement (the “Agreement”), dated the 3rd day of June, 2013, is between DAIICHI SANKYO COMPANY, LIMITED, a Japanese corporation having an office and principal place of business at 5-1, Nihonbashi-honcho 3-chome Chuo-ku, Tokyo 103-8426, Japan (“Daiichi Sankyo”), and Odonate Therapeutics, LLC, a Delaware limited liability company having an office and principal place of business at 4747 Executive Drive, Suite 510, San Diego, California 92121 (“Odonate”). Daiichi Sankyo and Odonate are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

RECITALS:

1. Daiichi Sankyo owns the Daiichi Sankyo Technology (hereinafter defined) in existence as of the Effective Date (hereinafter defined) relating to the API (hereinafter defined) and Product (hereinafter defined).

2. Daiichi Sankyo previously licensed the Daiichi Sankyo Technology under an exclusive license to Genta Incorporated (“Genta”) dated as of March 7, 2008, as amended by letter agreement, dated February 23, 2012 (collectively, the “Prior License”).

3. Genta, which is currently liquidating under Chapter 7 of the United States Bankruptcy Code, is making no current use of the Daiichi Sankyo Technology under the Prior License, and Odonate, as a holder of secured debt obligations of Genta, including a lien on all intellectual property owned by or licensed to Genta, desires to obtain the exclusive right to and license under the Daiichi Sankyo Technology to continue the development and commercialization of the Product using the API in the Territory (hereinafter defined) for applications in the Field (hereinafter defined), all on the terms and conditions set forth below.

4. Daiichi Sankyo desires to grant to Odonate the exclusive right to and license under the Daiichi Sankyo Technology, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants set forth herein, Daiichi Sankyo and Odonate agree as follows:

1. Definitions.

As used in this Agreement, each capitalized term used herein shall have the meaning set forth below unless context clearly and unambiguously dictates otherwise.

1.1. “API” or “Active Pharmaceutical Ingredient(s)” means the chemical compound identified by Daiichi Sankyo’s code number: DJ-927, also known as tesetaxel, whose chemical name is:

(-)-(1S,2S,3R,4S,5R,8R,9S,10R,13S)-4-acetoxy-2-benzoyloxy-9,10-1(1S)-2-(dimethylamino)-ethylidenedioxyl-5,20-epoxy-1-hydroxytax-11-en-13-y1(2R,3 S)-3-(tert-butoxycarbonylamino)-3-(3-fluoro-2-pyridyl)-2-hydroxypropionate.

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

1.2. “Affiliate” means, with respect to a Party, any person that controls, is controlled by or is under common control with such Party, for so long as such control exists. For purposes of this definition only, “control” shall mean: (a) beneficial ownership (direct or indirect) of at least fifty percent (50%) of the shares of the person entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, in the election of the corresponding managing authority); or (b) the de facto ability to control or direct the management of such person.

1.3. “Commercially Reasonable Effort” means, with respect to a Party, those efforts and resources relating to a certain activity or activities, including, without limitation, the research, development and commercialization of the Product in accordance with the efforts and resources a reasonably comparable pharmaceutical company would use for a product owned by it, or to which it has rights, which is of similar market potential, at a similar stage in its product life, taking into account the establishment of the Product in the marketplace, the competitiveness of the marketplace, the proprietary position of the Product, the regulatory structure involved, the profitability of the Product and other relevant factors.

1.4. “Control”, when used in reference to intellectual property, means possession of the ability (whether by license or ownership, or an Affiliate having possession by license or ownership) to grant a license or sublicense, of or within the scope set forth in this Agreement, without violating the terms of any written agreement with any Third Party.

1.5. “Cover”, “Covering” or “Covered” means, with respect to a Patent, that, but for a license granted to a Party under a Valid Claim included in such Patent, the practice by such Party of an invention claimed in such Patent would infringe such Valid Claim (or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).

1.6. “Daiichi Sankyo Technology” means the Daiichi Sankyo Patents and Daiichi Sankyo Know-How.

1.6.1. “Daiichi Sankyo Know-How” means any and all Know-How owned or Controlled by Daiichi Sankyo as of the Effective Date, including the Know-How licensed to Genta under the Prior License.

1.6.2. “Daiichi Sankyo Patents” means any and all Patents owned or Controlled by Daiichi Sankyo as of the Effective Date with a Valid Claim Covering the API or Product, or that are otherwise reasonably necessary or useful for the research, development, manufacture, use, sale or importation of the API or Product containing the API, in each case within the Field and in the Territory. The Daiichi Sankyo Patents as of the Effective Date include, without limitation, those set forth in Appendix 1, as it may be amended, from time to time, by mutual agreement of the Parties for the purpose of updating.

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

1.7. “DMF” or “Drug Master File” means a drug master file as more fully defined in 21 C.F.R §314.420 in the United States, or similar documents filed with a Regulatory Authority in another jurisdiction.

1.8. “Effective Date” shall have the meaning set forth in Section 2.1.

1.9. “EMEA” means the European Medicines Evaluation Agency or any successor entity.

1.10. “FDA” means the United States Food and Drug Administration or any successor entity.

1.11. “Field” means all human use in any therapeutic and prophylactic indications.

1.12. “First Commercial Sale” means the first sale of Product for which payment has been received for use or consumption by the general public of such Product in the Territory after all required Marketing Approvals have been granted, or such sale is otherwise permitted, by the Regulatory Authority in such country, excluding samples, compassionate use (including named patient programs) and the like.

1.13. “Odonate Technology” means the Odonate Patents and Odonate Know-How.

1.13.1. “Odonate Know-How” means any and all Know-How owned or Controlled by Odonate or its Affiliates during the Term.

1.13.2. “Odonate Patent” means any and all Patents owned or Controlled by Odonate during the Term with a Valid Claim Covering the API or Product, or that are otherwise reasonably necessary or useful for the research, development, manufacture, use, sale or importation of the API or Product, or that would otherwise dominate the manufacture, use, sale or importation of Product incorporating the API, in each case within the Field and in the Territory.

1.14. “IND” means, in the U.S., an effective Notice of a Claimed Investigational New Drug Application filed with the FDA as more fully defined in 21 C.F.R. §312.3, and, with respect to every other country in the Territory, the equivalent application (i.e., a filing that must be made prior to commencing clinical testing of Product in humans) for such country, filed with the applicable Regulatory Authority in such country.

1.15. “Invention” means any new or useful process, machine, manufacture, or composition of matter relating to or comprising the API or Product, and any improvement, enhancement, modification or derivative work to any Daiichi Sankyo Technology, that is conceived or first reduced to practice or first demonstrated to have utility during the Term in connection with the Parties’ activities to develop, manufacture and commercialize the API and Product worldwide.

1.16. “Know-How” means confidential and proprietary information and tangible materials, whether patentable or unpatentable, within the Control of: (i) with respect to Daiichi Sankyo, Daiichi Sankyo; or (ii) with respect to Odonate, Odonate; in either case that is necessary

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

or useful for the development or commercialization of the API or Product and that exists as of the Effective Date or is discovered, developed or acquired during the Term, including, without limitation: (i) ideas, discoveries, Inventions, improvements or trade secrets; (ii) tests, assays, techniques, methods, procedures, formulas, processes and data, including, but not limited to, clinical data (including patient report forms, investigators’ reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases, Regulatory Filings and communications, and the like), pharmacological, preclinical and toxicological data, as well as manufacturing information and descriptions, with respect to the API or Product; and (iii) pharmaceutical, chemical and biological materials, products and compositions of matter in each case that are reasonably necessary or useful for the research, development, manufacture and commercialization of the API or Product in accordance with this Agreement. Know-How shall not include any Patents.

1.17. “MAA” means a Marketing Authorization Application, filed with the EMEA.

1.18. “Major Markets” means the United States of America (the “U.S.”), United Kingdom, France, Germany, Italy and Spain.

1.19. “Marketing Approval” means, with respect to the Product in a particular country, all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacturing, use, storage, import, transport and sale of such Product in such country, together with pricing or reimbursement approval in countries where governmental approval is required for pricing or for the Product to be reimbursed by national health insurance.

1.20. “NDA” means a New Drug Application, filed with the FDA.

1.21. “Net Sales” means the gross amounts invoiced for Product sold by Odonate, its Affiliates or a permitted sublicensee (the “Selling Party”) in finished product form, packaged and labeled for sale, under this Agreement in arm’s length sales to third parties, less the following deductions from such gross amounts: * * *. Net Sales, as set forth in this definition, shall be calculated by applying the Selling Party’s standard accounting practices, in accordance with generally accepted accounting principles used by the Selling Party, as consistently applied in its respective audited financial statements.

1.21.1. Sales between or among Odonate, its Affiliates and sublicensees shall be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales shall include the subsequent final sales to Third Parties by any such Affiliates or sublicensees.

1.21.2. In the event Odonate or any of its Affiliates sells or transfers units of Product in conjunction with any other product and in so doing sells or transfers such units for an amount less than the sum of the weighted average selling price for such units of such Product sold separately, for the purposes of determining Net Sales from such sales or transfers, Net Sales shall be based upon the Net Sales price of such Product to a similar size customer ordering a similar volume of units of the Product under similar terms and conditions but sold separately.

1.22. “Patents” means any of the following: (i) any issued and unexpired patent, including without limitation, any inventor’s certificate, substitution, extension, re-registration,

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

confirmation, reissue, re-examination, re-validation, renewal or any like governmental grant for protection of inventions (including any patent term extensions including, but not limited to, pediatric exclusivity or supplementary protection certificate); (ii) any patent application including, without limitation, any continuation, divisional, substitution, continuation-in-part, provisional applications and converted provisional applications; and (iii) all foreign counterparts of any of the foregoing.

1.23. “Product” means any pharmaceutical preparations containing API as an active ingredient.

1.24. “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the research, development, manufacture, commercialization or other use (including the granting of Marketing Approvals) of the Product in any country in the Territory including, with respect to the U.S., the FDA, and with respect to the European Union (the “E.U.”), the EMEA.

1.25. “Regulatory Filings” means, collectively, all INDs for the Product, the DMF, any application for Marketing Approval, Marketing Approvals and other filings, such as annual reports, required by any Regulatory Authority in any country in the Territory.

1.26. “Territory” means * * *.

1.27. “Third Party” means any person or entity other than a Party or an Affiliate of a Party.

1.28. “Valid Claim” means any claim of an issued, unexpired Patent that has not lapsed or become abandoned, or that has not been declared or rendered invalid by reissue, re-examination or disclaimer, or an unreversed, unappealable or unappealed decision or judgment rendered by a court or other governmental agency of competent jurisdiction and which is not subject to an interference action.

2. Scope of Grant.

2.1. License Grants. In consideration of and subject to the terms and conditions of this Agreement, and immediately following the termination of the Prior License (such date and time being the “Effective Date”), Daiichi Sankyo shall grant, and hereby does grant, to Odonate an exclusive, royalty-bearing, right and license in the Field in the Territory, with the right to grant one or more sublicenses in accordance with the terms of Section 2.2, under the Daiichi Sankyo Technology: (i) to develop the API and Product; (ii) to make, have made, use, import and export the API for the purpose of making, having made, using, offering for sale, selling, marketing, distributing, importing and exporting the Product; and (iii) to make, have made, use, offer for sale, sell, market, distribute, import and export the Product.

2.2. Sublicenses. Odonate may grant sublicenses of the licenses granted to Odonate under Section 2.1 to one or more sublicensees. Odonate shall ensure that all sublicensees are bound by the same obligations as those set forth hereunder, including, but not limited to the obligations of confidentiality and non-use of Confidential Information described in Article 7 of

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

this Agreement. Odonate shall be responsible to Daiichi Sankyo for the acts and omissions of any sublicensee. Odonate shall give Daiichi Sankyo prompt notification of the identity of each sublicensee with whom it concludes a sublicense.

2.3. No Other Rights. It is expressly understood that Odonate is not granted any rights under the Daiichi Sankyo Technology, except as expressly licensed in paragraph 2.1, and specifically that Odonate shall not have any right to develop, make, have made, use, offer for sale, sell, market, distribute, import and export any compound Covered by a Valid Claim of the Daiichi Sankyo Patents or within the scope of the Daiichi Sankyo Know-How, except for the API and Product.

3. Development and Commercialization.

3.1. Development. Odonate, either directly or through one or more sublicensees, shall use Commercially Reasonable Efforts to develop the Product utilizing the API for use in the Field in each of the Major Markets, and shall conduct preclinical and clinical development activities at its sole cost and expense. Activities conducted by Odonate, its Affiliates or sublicensees relating to the chemistry, manufacturing and control, commonly referred to as “CMC”, which includes the manufacture of API and Product for use in clinical trials, as well as release and stability testing for existing API and Product for the purposes of extending expiration dates, shall be considered development of the Product.

3.2. Regulatory. Odonate, either directly or through one or more sublicensees, shall use Commercially Reasonable Efforts and diligence, at its (or their) expense and in a timely manner, to prepare and file with the applicable Regulatory Authorities those Regulatory Filings deemed necessary or desirable by Odonate or the sublicensees to undertake development activities, obtain Marketing Approvals and maintain the same in the Major Markets. * * *.

3.3. Compliance. Odonate and all sublicensees, at its (or their) expense, shall conduct development and regulatory activities with respect to the Product in compliance in all material respects with all applicable legal requirements and regulatory standards including, for the avoidance of doubt, GLP, GCP and GMP, where necessary. The Parties acknowledge that certain of these activities may not require GLP, GCP or GMP standards and therefore need not be performed under such guidelines.

3.4. Commercialization. Odonate, either directly or through one or more sublicensees, agrees to use Commercially Reasonable Efforts, at its (or their) expense, to launch the Product in the Field as soon as reasonably practicable after receipt of the Marketing Approval therefor in each of the respective countries within the Major Markets, and thereafter to market, promote and sell the Product in the Field in such country.

4. Manufacturing. Odonate shall be responsible for manufacturing all of its requirements of API and the Product at its sole expense.

5. Payments.

5.1. Milestone Payments. Odonate shall pay Daiichi Sankyo the following non-refundable, non-creditable milestone payments within thirty (30) days of the achievement of each milestone.

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

For clarity: (i) if a milestone is not accomplished, then no payment shall be due; (ii) each milestone payment shall be paid only once, so the maximum potential milestone payments in the aggregate is thirty-one million Dollars ($31,000,000); and (iii) references below to milestones tied to Marketing Approval in different indications shall be defined with reference to different tumor types (e.g., * * *).

Milestone	Payment Amount

* * *	* * *

* * *	* * *

* * *	* * *

* * *	* * *

5.2. Royalty Payments.

5.2.1. General. Odonate shall pay to Daiichi Sankyo a royalty on Net Sales of the Product by Odonate, its Affiliates or sublicensees at the applicable rates for each portion of aggregate annual Net Sales of the Product set forth below. Except as set forth in Sections 5.2.3 or 5.2.4, there shall be no deductions from the royalties payable under this Agreement.

Aggregate annual Net Sales	Royalty Rate
That portion that is less than or equal to $* * *	* * *%
That portion that is more than $* * *, but less than or equal to $* * *	* * *%
That portion that is more than $* * *, but less than or equal to $* * *	* * *%
That portion that is more than $* * *	* * *%

5.2.2. Term of Royalties. Daiichi Sankyo’s right to receive royalties under Section 5.2.1 above commence upon the First Commercial Sale of a Product anywhere in the Territory and shall expire on a country-by-country basis upon the earlier to occur of: (1) the loss of at least 50% of the market share for the Product held by Odonate, its Affiliates and sublicensees due to the introduction of a Generic Equivalent in such country; or (2) expiration of the last to expire issued Patent (or pending patent application) within the Daiichi Sankyo Patents with a Valid Claim Covering such Product in such country (in each case, the “Royalty Term”). “Generic Equivalent” means a generic version of the Product that: (i) contains the API; (ii) has been approved for marketing by the relevant Regulatory Authority in such country for the same indication as the Product; (iii) is being marketed and sold by a Third Party in such country; and (iv) such Third Party is not a sublicensee of Odonate under this Agreement.

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

5.2.3. Payments and Reports. All payments under this Section 5.2 shall be due and payable within * * * days of the close of the calendar quarter during which the corresponding Net Sales are recognized. Together with any such payment, Odonate shall deliver a report specifying in the aggregate and on a country-by-country basis: (i) total gross invoiced amount from sales of each Product by Odonate, its Affiliates and sublicensees; (ii) amounts deducted by category (e.g., normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of the Product) from gross invoiced amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable.

5.3. * * *

5.4. Payment Method. All payments due under this Agreement to Daiichi Sankyo shall be made by bank wire transfer in immediately available funds to an account designated by Daiichi Sankyo. All payments hereunder shall be made in the legal currency of the U.S., and all references to “$” or “Dollars” shall refer to U.S. dollars.

5.5. Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the average of the buying and selling exchange rate for conversion of the foreign currency and U.S. Dollars, quoted for current transactions reported in The Wall Street Journal (U.S., Eastern Edition) for the last business day of each month of the calendar quarter to which such payment pertains.

5.6. Late Payments. Odonate shall pay interest to Daiichi Sankyo on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the London Interbank Offering Rate of interest plus * * * percent (* * *%), as reported by The Wall Street Journal for the applicable period, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent. This Section 5.6 shall in no way limit any other remedies available to either Party.

5.7. Taxes. In the event that Odonate is required to withhold any tax to the tax or revenue authorities in any country in the Territory regarding any payment to Daiichi Sankyo, such amount shall be deducted from the payment to be made by Odonate, provided that Odonate shall take reasonable and lawful actions to avoid and minimize such withholding and promptly notify Daiichi Sankyo so that Daiichi Sankyo may take lawful actions to avoid and minimize such withholding. Odonate shall promptly furnish Daiichi Sankyo with copies of any tax certificate or other documentation evidencing such withholding, as necessary to enable Daiichi Sankyo to support a claim, if permissible, for income tax credit in respect of any amount so withheld. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty in effect from time to time.

5.8. Records. Odonate shall keep, and shall cause its Affiliates and sublicensees to keep, complete, true and accurate books of accounts and records, in compliance with applicable law and the terms and conditions of this Agreement, sufficient to determine and establish the calculation of Net Sales and royalties payable under this Agreement. Such records shall be

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

maintained by Odonate and its Affiliates and sublicensees for a period of five (5) years after the year in which the sale of the Product generating the same occurred.

5.9. Inspection of Records. At the request of Daiichi Sankyo, Odonate, its Affiliates and sublicensees shall permit an independent certified public accountant appointed by Daiichi Sankyo, and reasonably acceptable to the Selling Party, to inspect the books and records described in Section 5.8; provided that such inspection shall be at reasonable times and upon reasonable notice and not more often than once per calendar year. Any inspection conducted under this Section 5.9 shall be at the expense of Daiichi Sankyo, unless such inspection reveals any underpayment of any amount due to Daiichi Sankyo hereunder of at least * * * during the audited period, in which case the full costs of such inspection for such period shall be borne by the Selling Party being audited. Any underpayment shall be paid by Odonate to Daiichi Sankyo within * * * business days with interest on the underpayment at the rate specified in Section  5.6 from the date such payment was originally due until paid.

6. Intellectual Property.

6.1. Filing, Prosecution and Maintenance of Patents.

6.1.1. Odonate shall control the preparation, filing (including filing for correction of claims or specifications), prosecution, maintenance and defense (including responses to patent office communications, any office actions, oppositions, interferences and challenges (whether before a patent authority or judicial body) related thereto) to the Daiichi Sankyo Patents, at Odonate’s expense, as well as preparation and filing for any patent term extensions or similar protections therefor.

6.1.2. If Odonate declines to prepare, file (including filing for correction of claims or specifications), prosecute, maintain or defend (including responses to patent office communications, any office actions, oppositions, interferences and challenges (whether before a patent authority or judicial body) related thereto) any Daiichi Sankyo Patent, it shall give Daiichi Sankyo reasonable notice thereof (with sufficient time for Daiichi Sankyo to assume control thereof and continue such preparation, filing (including filing for correction of claims or specifications), prosecution, maintenance or defense prior to expiration or termination of any relevant time period), and thereafter Daiichi Sankyo may, at Daiichi Sankyo’s sole cost, control the preparation, filing (including filing for correction of claims or specifications), prosecution, maintenance and defense (including responses to patent office communications, any office actions, oppositions, interferences and challenges related thereto) of such item thereafter. All rights in any patent obtained by Daiichi Sankyo after Odonate declines further preparation, filing, prosecution, maintenance or defense shall be excluded from the licenses granted under Section 2.1 of this Agreement.

6.2. Defense of Infringement Claims By Third Parties.

6.2.1. In the event of the institution or threatened institution of any suit by a Third Party against Odonate for infringement involving the manufacture, use, offer for sale, sale, importation or exportation of API or Product in the Territory, Odonate shall have the right to defend such suit at its own expense and shall be responsible for all damages incurred as a result

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

thereof, subject to Odonate’s rights under Section 9.1. Daiichi Sankyo hereby agrees to assist and cooperate with Odonate, at Odonate’s reasonable request. Odonate shall reimburse Daiichi Sankyo for all reasonable expenses incurred in assisting in the defense of such suit.

6.2.2. Odonate shall solely control the defense of such a claim and shall also have the right to control settlement of such claim, provided, however, that any such settlement shall not adversely affect Daiichi Sankyo’s rights or interests without Daiichi Sankyo’s prior written consent, which shall not be unreasonably withheld or delayed.

6.3. Enforcement Actions Against Third Parties.

6.3.1. If either Party learns of an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such claim by a Third Party with respect to the API or Product within the Territory, such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such infringement or other such claim.

6.3.2. Odonate shall have the first right, but not the duty, to institute an infringement suit or take other appropriate action against Third Parties in the Territory (“Enforcement Action”). Upon request from Odonate, Daiichi Sankyo will provide reasonable assistance to Odonate, including being named as a plaintiff in such Enforcement Action if necessary. If Odonate does not secure actual cessation of such infringement or institute an infringement proceeding (which may include sending a cease and desist letter), against an offending Third Party, Odonate shall notify Daiichi Sankyo of such determination as soon as reasonably practicable but in any case no later than * * * days of learning of such infringement. Upon receipt of such notice or absent such notice within such * * * days, Daiichi Sankyo shall have the right at its sole discretion to institute an Enforcement Action in the name of either or both Parties. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto).

6.3.3. The costs and expenses of any such Enforcement Action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Any award paid by Third Parties as a result of such an Enforcement Action (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis, and, if after such reimbursement any funds shall remain from such award, they shall be allocated on the same proportion to the costs and expenses incurred by the Parties.

6.4. Improvements. From time to time, each Party shall keep the other Party informed of material Know-How and Patents that such Party has developed or acquired that it believes may be of interest to the other Party. If requested, such Party shall engage in good faith negotiations concerning the commercial terms and consideration for a license to such Know-

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

How or Patent. For clarity, the foregoing shall be subject to any legal or contractual restrictions that may apply.

6.5. Trademarks. If a Product receives Regulatory Approval and is being marketed pursuant to Section 3.5, then Odonate or any sublicensee shall market the Product under a trademark or trademarks (collectively, the “Trademarks”) selected by Odonate or the sublicensee(s), as applicable.

7. Confidentiality.

7.1. Confidentiality; Exceptions. Except to the extent expressly authorized by this Section 7 or otherwise agreed in writing, each Party hereby agrees that, during the Term of this Agreement and * * * years thereafter, it (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as explicitly provided for in this Agreement any confidential and proprietary information of materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”) or otherwise received or accessed by a Receiving Party in the course of performing its obligations under this Agreement including, but not limited to, any trade secrets, Know-How, Product specifications, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial, and research and development activities for any product of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”). Confidential Information of each Party includes the terms and conditions of this Agreement. Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by the Receiving Party that such information or material:

7.1.1. is already lawfully known to the Receiving Party, other than under an obligation of confidentiality at the time of disclosure by the Disclosing Party as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

7.1.2. is generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

7.1.3. becomes generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party or its Affiliates in violation of this Agreement;

7.1.4. is independently developed by the Receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development;

7.1.5. is lawfully disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others;

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

7.2. Authorized Disclosure. Notwithstanding Section 7.1, each Party may disclose Confidential Information of the Disclosing Party:

7.2.1. to its respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, sublicensees or potential investors or sublicensees, who have a need to know such Confidential Information in connection with the activities or transactions contemplated hereby and have an obligation to treat such Confidential Information as confidential under terms no less restrictive than those set forth herein; or

7.2.2. if required to be disclosed in response to a valid order by a court or other governmental body and provided that the Receiving Party provides the Disclosing Party with prompt notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy, then the Receiving Party may furnish only that portion of the Confidential Information which the Receiving Party is legally compelled to disclose; or

7.2.3. if required to be disclosed in connection with any legal or regulatory requirements or obligations, including SEC filings or Regulatory Filings, provided that the party shall offer reasonable cooperation in an attempt, as may be permitted and appropriate, to redact or seek confidential treatment of sensitive Confidential Information; or

7.2.4. in its publicly filed financial statements or other public statements pursuant to applicable laws, regulations, and stock exchange rules or otherwise disclosed pursuant to applicable law; provided, that: (i) the terms of this Agreement shall be redacted to the greatest extent reasonably possible; and (ii) such Party shall provide the other Party with a copy of the proposed text of such statements or disclosure (including any exhibits containing this Agreement) sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text (including redacted versions of this Agreement).

7.2.5. to governmental authorities to facilitate the issuance of Marketing Approvals for Product; provided that reasonable measures shall be taken to assure confidential treatment of such information;

7.2.6. to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, conducting preclinical activities or clinical trials and marketing the Product; and

7.2.7. to Third Parties in connection with a Receiving Party’s efforts to secure financing or enter into strategic partnerships, provided such information is disclosed only on a need-to-know basis and under confidentiality provisions at least as stringent as those in this Agreement.

7.3. Publications. In the event Odonate (including its Affiliates and/or sublicensees, but excluding such Party’s clinical investigators) proposes a publication that includes information related to the API or Product that includes Confidential Information of Daiichi Sankyo, Odonate shall first submit to Daiichi Sankyo an early draft of all such publications,

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

whether they are to be presented orally or in written form, at least * * * days prior to submission for publication or presentation. Daiichi Sankyo shall review such proposed publication/presentation in order to avoid the unauthorized disclosure of its Confidential Information and to preserve the patentability of inventions and shall, as soon as reasonably possible, but no more than * * * days from receipt of the advance copy of a Odonate’s proposed publication, inform Odonate if:

7.3.1. its proposed publication contains Confidential Information of Daiichi Sankyo, in which case Odonate shall delete such Confidential Information from its proposed publication; and

7.3.2. its proposed publication could be expected to have a material adverse effect on any Patent, Know-How, compound or product of Daiichi Sankyo, then Odonate shall delay such proposed publication sufficiently long to permit the timely preparation and first filing of patent application(s) on the information involved.

7.4. Press Release. Neither Party shall issue any press release relating to this Agreement without obtaining the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed, provided that such approval shall not be required for a press release issued in connection with disclosure pursuant to Section 7.2.3.

8. Representations, Warranties and Covenants.

8.1. Representations and Warranties of Both Parties. Each Party represents and warrants to the other, as of the date of this Agreement and as of the Effective Date, that:

8.1.1. it is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

8.1.2. it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and that it has the right to grant to the other Party the licenses and sublicenses granted pursuant to this Agreement, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

8.1.3. this Agreement is legally binding upon it and, upon execution by the other Party, shall be enforceable in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity (regardless of whether enforcement is sought in a court of law or equity);

8.1.4. the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental agency or Regulatory Authority having jurisdiction over it;

8.1.5. it has not granted any right to any Third Party which would conflict with the rights granted to the other Party hereunder;

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

8.1.6. it has not been debarred under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is not under investigation for debarment action, has not been disqualified as an investigator pursuant to 21 C.F.R. §312.70, does not have a disqualification hearing pending and is not currently employing any person or entity that has been so debarred or disqualified to perform any of its obligations under this Agreement. It shall promptly notify the other Party if it is so debarred or disqualified and shall terminate any so debarred or disqualified individual’s or entity’s participation in the performance of any of its obligations under this Agreement promptly upon its awareness of such debarment or disqualification; and

8.1.7. it is not aware of any action, suit or inquiry or investigation instituted by any person or governmental agency that questions or threatens the validity of this Agreement.

8.2. Additional Representations Warranties and Covenants of Daiichi Sankyo. Daiichi Sankyo warrants, represents and covenants to Odonate as follows:

8.2.1. As of the Effective Date, after giving effect to the termination of the Prior License, Daiichi Sankyo owns all of the Daiichi Sankyo Technology in existence on the Effective Date, and the exclusive right to grant licenses with respect thereto;

8.2.2. As of the Effective Date, the Daiichi Sankyo Patents: (a) that are issued as of the Effective Date are presumed valid and in full force and effect; and (b) are not the subject of any interference or opposition proceedings; and, as of the Effective Date, Daiichi Sankyo is not aware of any pending or threatened action, suit proceeding or claim by a Third Party challenging the ownership rights in, validity or scope of the Daiichi Sankyo Patents;

8.2.3. As of the Effective Date, none of the Daiichi Sankyo Know-How in existence on the Effective Date was obtained by Daiichi Sankyo in knowing violation of any contractual or fiduciary obligation to which it or any of their employees or staff members are or were bound, or by the intentional misappropriation of the trade secrets of any Third Party, and, as of the Effective Date, there is no pending or threatened action, suit, proceeding or claim by a Third Party asserting that any Daiichi Sankyo Know-How is infringing or otherwise is violating any patents, trade secret or other proprietary right of any Third Party; and

8.3. Additional Representations, Warranties and Covenants of Odonate. Odonate warrants, represents and covenants to Daiichi Sankyo that Odonate has made the good faith determination that this transaction does not satisfy the size of the transaction test as defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore no filing is required under the HSR Act for this transaction.

8.4. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8, DAIICHI SANKYO DISCLAIMS ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY MATERIALS PROVIDED UNDER THIS AGREEMENT), EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS, WHETHER ISSUED OR PENDING.

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

8.5. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STATUTE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER SECTION 9.

9. Indemnification.

9.1. Indemnification by Daiichi Sankyo. Daiichi Sankyo hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) Odonate and its Affiliates, and its and their respective agents, directors, contractors, representatives, officers and employees (the “Odonate Indemnitees”) from and against any liability or expense (including without limitation reasonable legal expenses and attorneys’ fees) (collectively “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) relating to or arising from: (i) a material breach of any of Daiichi Sankyo’s representations, warranties or covenants under Sections 8.1 or 8.2 or other obligations pursuant to this Agreement; or (ii) any gross negligence, willful misconduct or wrongful intentional acts or omissions of Daiichi Sankyo or their officers, directors, employees, contractors, consultants, agents, or representatives in the exercise of any of Daiichi Sankyo’s rights or the performance of any of Daiichi Sankyo’s obligations under this Agreement. Daiichi Sankyo’s obligation to Indemnify the Odonate Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses: (a) arise from the gross negligence, willful misconduct or wrongful intentional acts or omissions of any Odonate Indemnitee; or (b) are Losses for which Odonate is obligated to Indemnify the Daiichi Sankyo Indemnitees pursuant to Section 9.2.

9.2. Indemnification by Odonate. Odonate hereby agrees to Indemnify Daiichi Sankyo and its Affiliates, and its and their agents, directors, contractors, representatives, officers and employees (the “Daiichi Sankyo Indemnitees”) from and against any and all Losses resulting from Third-Party Claims relating to or arising from: (i) a material breach of any of Odonate’s representations, warranties or covenants under Section 8.1 or 8.3 or other obligations pursuant to this Agreement; (ii) any gross negligence, willful misconduct or wrongful intentional acts or omissions of Odonate, its Affiliates, or their officers, directors, employees, contractors, consultants, agents, representatives, or sublicensees in the exercise of any of Odonate’s rights or the performance of any of Odonate’s obligations under this Agreement; (iii) any tort claims of personal injury (including death) or property damage relating to or arising out of any sale, offer for sale or importation of any Product in the Territory by Odonate, its Affiliates or sublicensees; or (iv) any claims relating to or arising out of the marketing or sales activities in the Territory, as such, of Odonate, its Affiliates or its sublicensees. Odonate’s obligation to Indemnify the Daiichi Sankyo Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses: (a) arise from the gross negligence, willful misconduct or wrongful intentional acts or omissions of any Daiichi Sankyo Indemnitee; (b) are Losses for which Daiichi Sankyo is

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

obligated to Indemnify the Odonate Indemnitees pursuant to Section 9.1; or (c) otherwise arose prior to the Effective Date.

9.3. Procedure. To be eligible to be indemnified hereunder, any Odonate Indemnitee under Section 9.1, or Daiichi Sankyo Indemnitee under Section 9.2, as the case may be (an “Indemnitee”) seeking indemnification, shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation and with the exclusive ability to defend (with the reasonable cooperation, at the indemnifying Party’s expense, of the Indemnitee) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages on the part of the Indemnitee or the other Party without such Indemnitee’s and/or other Party’s written consent, such consent not to be unreasonably withheld or delayed. The Indemnitee shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party.

9.4. Complete Indemnification. Indemnification hereunder shall include the reasonable costs and expenses, excluding legal fees, and any damages awarded in a final, non-appealable judgment or settlement against an Indemnitee and/or the indemnified Party in connection with enforcement of Sections 9.1 and 9.2.

9.5. Allocation. In the event a claim is based partially on an indemnified claim described in Sections 9.1 and 9.2 and partially on a non-indemnified claim, or is based partially on a claim described in Section 9.1 and partially on a claim described in Section 9.2, any payments and reasonable attorney fees incurred in connection with such claims are to be apportioned between the Parties or between the indemnifying Party and an Indemnitee, as the case may be, in accordance with the degree of cause attributable to each Party and/or person.

9.6. Insurance. During the Term and for * * * years thereafter, Odonate shall maintain a policy of insurance at levels sufficient to support its indemnification obligations, but in any case such insurance shall provide adequate coverage for clinical trials liability, products liability, worker’s compensation, employer’s liability, and comprehensive general liability.

10. Term and Termination.

10.1. Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 10, shall continue in full force and effect on a country-by-country basis until expiration of the Royalty Term in such country (the “Term”).

10.2. Termination by Daiichi Sankyo.

10.2.1. Daiichi Sankyo may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, in the event Odonate commits a material breach of this Agreement that, in the case of a material breach capable of remedy, shall not have been remedied within * * * days of the receipt by it of a notice identifying the breach and requiring its remedy, or if such material breach cannot be cured within such * * * day period, if Odonate does not commence and diligently continue actions to cure such breach or default during such * * *

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

days. The Parties acknowledge that non-payment of sums due by Odonate hereunder shall be considered a material breach of this Agreement.

10.2.2. To the extent permitted by law, Daiichi Sankyo may terminate this Agreement immediately if: (i) Odonate becomes insolvent, or makes or seeks to make or arrange an assignment for the benefit of creditors; (ii) proceedings in voluntary bankruptcy are initiated by or on behalf of Odonate or if proceedings in involuntary bankruptcy shall be initiated against Odonate (and, in the case of any such involuntary proceeding, not dismissed within * * * days); or (iii) a receiver or trustee of Odonate’s property is appointed and not discharged within * * * days.

10.3. Termination by Odonate.

10.3.1. Odonate may terminate this Agreement, without prejudice to any other remedies available to it at law or in equity, in the event Daiichi Sankyo commits a material breach of this Agreement that, in the case of a material breach capable of remedy, shall not have been remedied within * * * days of the receipt by it of a notice identifying the breach and requiring its remedy, or if such material breach cannot be cured within such * * * day period, if Daiichi Sankyo does not commence and diligently continue actions to cure such breach or default during such * * * days.

10.3.2. Odonate may terminate this Agreement upon * * * prior written notice on a country-by-country basis or for the entire Territory if it: (i) has bona fide material concerns regarding the lack of safety for human use and toxicity of such Product; or (ii) determines that for reasons of product labeling restrictions or decreases in the target patient population or market size for Product or other reasons it does not wish to continue the development and/or commercialization of Product in such country. Such notice for this Section 10.3.2(i) shall specify in detail Odonate’s basis for such termination, including a reasonable description of such concerns.

10.4. Accrued Obligations/Survival. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination. 5.8 (Inspection of Records), 7 (Confidentiality), 8.5 (Limitation of Liability), 9 (Indemnification.), this 10.4 (Accrued Obligations/Survival), 10.5 (Effects of Terminations), 11.9 (Governing Law) and 11.11 (Notices) shall survive expiration or termination of this Agreement for any reason.

10.5. Effects of Terminations.

10.5.1. If Odonate electively terminates this Agreement in a country(ies) in the Territory or throughout the entire Territory pursuant to Section 10.3.2 (the “Terminated Country(ies)”); in each case, then:

(a) if there are any ongoing clinical trials in such Terminated Country(ies) being conducted by or on behalf of Odonate (or its Affiliate or sublicensee) at the time of notice of termination, Odonate agrees to, as of the termination date: (1) promptly transfer to Daiichi Sankyo or its designee some or all of such clinical trials and the activities related to or

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

supporting such trials; or (2) terminate such clinical trials; in each case solely as requested by Daiichi Sankyo. If Daiichi Sankyo requests transfer of a clinical trial and the related or supporting activities, Daiichi Sankyo shall be responsible for all further expenses related to continuation or completion of such trial. If Daiichi Sankyo elects to terminate the clinical trials in the Terminated Country(ies), but such clinical trials are required or useful for Regulatory Filings or permitted activities with respect to the Product outside the Terminated Country(ies), then, notwithstanding the foregoing, Odonate shall have the option of completing such clinical trials solely at its own expense.;

(b) Odonate shall: (1) at the request of Daiichi Sankyo, promptly transfer to Daiichi Sankyo copies of all data, reports, records, materials that relate to Product in such Terminated Country(ies); (2) at the request of Daiichi Sankyo, provide Daiichi Sankyo with all information necessary or desirable to cross-reference or assume responsibility for any Regulatory Filings, as the case may be, in Odonate’s name with respect to Product, in such Terminated Country(ies); and (3) return to Daiichi Sankyo all relevant records and materials in Odonate’s possession or Control containing Confidential Information of Daiichi Sankyo relating solely to Product in such Terminated Country(ies) (provided that Odonate may keep one copy of such Confidential Information for archival purposes or as may be necessary or useful in connection with Odonate’s activities under this Agreement outside of the Terminated Countries);

(c) at the request of Daiichi Sankyo, Odonate shall, effective upon termination of this Agreement in a Terminated Country(ies), engage in good faith negotiation regarding the commercial terms and consideration for a separate non-exclusive, irrevocable, fully paid up license, with the right to sublicense, under any Odonate Technology, for Daiichi Sankyo to make, have made, use, sell, offer for sale, import and export the API or Product in such Terminated Country(ies) during the Term of this Agreement. Upon termination of this entire Agreement, at the request of Daiichi Sankyo, Odonate shall engage in good faith negotiation regarding the commercial terms and consideration for a separate non-exclusive, irrevocable license, with the right to sublicense, under any Odonate Technology, for Daiichi Sankyo to make, have made, use, sell, offer for sale, import and export the API or Product;

(d) at the request of Daiichi Sankyo, Odonate shall, effective upon termination of this Agreement in a Terminated Country(ies), grant and shall cause to be granted to Daiichi Sankyo an exclusive, irrevocable, fully paid up license, with the right to sublicense, to use any Trademarks specific to the Product in such Terminated Country(ies). Upon termination of this Agreement for the entire Territory, at the request of Daiichi Sankyo, Odonate shall assign and shall cause to be assigned to Daiichi Sankyo all rights in and to any Trademarks specific to the Product. It is understood that such assignment shall not include the Odonate name or any trademark, trade name, or logo of the Odonate company itself;

(e) the licenses granted to Odonate under Section 2.1 shall terminate in such Terminated Country(ies) or shall terminate throughout the Territory if this entire Agreement is terminated; and

(f) at the request of Daiichi Sankyo, Odonate shall assign to Daiichi Sankyo all sublicense agreements granted by Odonate under this Agreement in the Terminated Country(ies) to the extent permitted under those agreements and not adversely affecting

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

Odonate’s activities outside of the Terminated Country(ies). In the event Daiichi Sankyo does not request assignment of such sublicense agreements, then Daiichi Sankyo shall not incur any obligation to Odonate or the sublicensee under such sublicense agreements and all rights granted to the sublicensee shall terminate upon termination of Odonate’s rights with respect to Product.

10.5.2. If Daiichi Sankyo terminates this Agreement in its entirety pursuant to Sections 10.2.1 or 10.2.2, then:

(a) if there are any ongoing clinical trials with respect to Product being conducted by or on behalf of Odonate (or its Affiliate or sublicensee) at the time of notice of termination, Odonate agrees to as of the termination date: (1) promptly transfer to Daiichi Sankyo or its designee some or all of such clinical trials and the activities related to or supporting such trials, including payment of further expenses; or (2) complete or terminate such clinical trials; in each case as requested by Daiichi Sankyo at Odonate’s sole expense;

(b) at the request of Daiichi Sankyo, Odonate shall promptly assign and transfer to Daiichi Sankyo all Regulatory Filings for Product that are held or Controlled by Odonate, or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to Daiichi Sankyo. If applicable law prevents or delays the transfer of ownership of a Regulatory Filing to Daiichi Sankyo, Odonate shall grant to Daiichi Sankyo a Permanent, exclusive and irrevocable right of access and reference to such Regulatory Filing for Product, and shall cooperate fully to make the benefits of such Regulatory Filings available to Daiichi Sankyo and/or its designee(s). At the request of Daiichi Sankyo, within * * * days of such termination, Odonate shall provide to Daiichi Sankyo copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) and, subject to Section 10.5.2(c), other Know-How Controlled by Odonate (other than marketing information);

(c) at the request of Daiichi Sankyo, Odonate shall, effective upon termination of this entire Agreement under Sections 10.2.1 or 10.2.2, engage in good faith negotiation regarding the commercial terms and consideration for a separate non-exclusive, worldwide, irrevocable license, with the right to sublicense, under any Odonate Technology for Daiichi Sankyo to make, have made, use, sell, offer for sale, import and export the API or Product;

(d) at the request of Daiichi Sankyo, Odonate shall assign and shall cause to be assigned to Daiichi Sankyo all rights in and to any Trademarks specific to the Product. It is understood that such assignment shall not include the Odonate name or any trademark trade name or logo of the Odonate company itself

(e) at the request by Daiichi Sankyo, all sublicense agreements granted by Odonate under this Agreement shall be assigned to Daiichi Sankyo to the fullest extent possible and permitted under those agreements. In the event Daiichi Sankyo does not request such assignment, then Daiichi Sankyo shall not incur any obligation to Odonate or the

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

sublicensee under such sublicense agreements, and all rights granted to the sublicensee shall terminate upon termination of Odonate’s rights with respect to Product and.;

(f) at the request of Daiichi Sankyo, Odonate shall fully cooperate with Daiichi Sankyo and its designee(s) to facilitate a smooth, orderly and prompt transition of the development and commercialization of Product to Daiichi Sankyo and/or its designee(s) upon termination. Without limiting the foregoing, and if applicable, Odonate shall promptly provide Daiichi Sankyo copies of customer lists, customer data and other customer information relating to Product, which Daiichi Sankyo shall have the right to use and disclose for any purpose;

(g) at the request by Daiichi Sankyo, all work-in-process to manufacture finished Product shall be completed, Odonate shall transfer to Daiichi Sankyo any quantities of API and finished Product (including work-in-process when finished) in its or its Affiliates’ possession, for which Daiichi Sankyo shall reimburse Odonate * * * within * * * days of such transfer, and Daiichi Sankyo shall pay all shipping, insurance and customs charges associates with such transfer;

(h) at the request of Daiichi Sankyo, Odonate shall engage in good-faith negotiation regarding the commercial terms and consideration for, effective upon termination of this Agreement, a separate agreement for the transfer to Daiichi Sankyo or its designee the technology necessary to enable a manufacturer, on terms and conditions reasonably acceptable to Odonate regarding the protection of Odonate’s intellectual property rights relating thereto, to manufacture the Product for marketing and sales of such Product in the Territory, or if Product was manufactured by Odonate or its Affiliate at the time of termination, then Odonate (or its Affiliate) shall, to the extent practicable, continue to provide for manufacturing of such Product for Daiichi Sankyo, at * * *, from the date of notice of such termination until such time as Daiichi Sankyo is able to secure an acceptable alternative commercial manufacturing source, which period shall not exceed * * * months; and

(i) Odonate shall return to Daiichi Sankyo all relevant records and materials in Odonate’s possession or Control containing Confidential Information of Daiichi Sankyo (provided that Odonate may keep one copy of such Confidential Information for archival purposes only).

10.5.3. If Odonate terminates this Agreement in its entirety pursuant to Section 10.3.1, in addition to any other remedies available at law or in equity, then:

(a) if there are any ongoing clinical trials with respect to Product being conducted by or on behalf of Odonate (or its Affiliate or sublicensee) at the time of notice of termination, Odonate agrees to: (1) promptly terminate all such clinical trials and activities relating to or supporting such trials; or (2) promptly transfer to Daiichi Sankyo or its designee some or all of such clinical trials and the activities related to or supporting such trials; in each case as requested by Daiichi Sankyo. In either case, Daiichi Sankyo shall be responsible for all costs and expenses associated with the foregoing, including reimbursement of all out-of pocket expenses (other than labor costs) incurred by Odonate in connection with the foregoing;

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

(b) at Daiichi Sankyo’s request, Odonate shall promptly assign and transfer to Daiichi Sankyo all Regulatory Filings for Product that are held by Odonate, its Affiliates, or sublicensees, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings to Daiichi Sankyo. If applicable law prevents or delays the transfer of ownership of a Regulatory Filing to Daiichi Sankyo, Odonate shall grant to Daiichi Sankyo a permanent, exclusive and irrevocable right of access and reference to such Regulatory Filing for Product, and shall cooperate fully to make the benefits of such Regulatory Filings available to Daiichi Sankyo and/or its designee(s). Within * * * days of such termination, Odonate shall provide to Daiichi Sankyo copies of all such Regulatory Filings, and of all preclinical and clinical data (including investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases). In connection with all of the foregoing, Daiichi Sankyo shall be responsible for all costs and expenses associated with the foregoing, including reimbursement of all out-of-pocket expenses (other than labor costs) incurred by Odonate in connection with the foregoing; and

(c) Odonate shall return to Daiichi Sankyo all relevant records; and materials in Odonate’s, its Affiliate’s, or its sublicensees’s possession containing Confidential Information of Daiichi Sankyo (provided that Odonate may keep one copy of such Confidential Information for archival purposes only). In connection with all of the foregoing, Daiichi Sankyo shall be responsible for all costs and expenses associated with the foregoing, including reimbursement of all out-of-pocket expenses (other than labor costs) incurred by Odonate in connection with the foregoing.

10.5.4. The parties acknowledge that Odonate’s obligations following any termination are subject to, and may be limited by, all applicable laws, rules, regulations, or contractual restrictions.

11. Miscellaneous Provisions.

11.1. Relationship of the Parties. The Parties agree that the relationship of Odonate and Daiichi Sankyo established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority, to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

11.2. No Third-Party Beneficiaries. No person or entity other than Odonate, Daiichi Sankyo and their respective Affiliates, permitted assignees and sublicensees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

11.3. Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party, which shall not be unreasonably withheld or delayed. No assignment or transfer of this Agreement shall be valid and effective unless and until

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties. Any such attempted assignment not in accordance with the foregoing shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise) (a “Change of Control”).

11.4. Affiliates. Each Party may perform its obligations hereunder personally or through one or more Affiliates, or in the case of Odonate, through one or more sublicensees, although each Party shall nonetheless be solely responsible for the performance of its Affiliates and sublicensees.

11.5. No Implied Waivers; Rights Cumulative. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by law or otherwise, shall be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

11.6. Severability. If any provision hereof should be held invalid, illegal or unenforceable under law in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

11.7. Entire Agreement; Amendments. This Agreement, together with all appendices, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

11.8. Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by; epidemic, earthquake, riot, civil commotion, rebellion; insurrection, invasion, fire, acts of God, war, terrorist acts, strike, storm, flood, or governmental acts or restrictions, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure shall provide the other Party with full particulars thereof

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

(including its best estimate of the likely extent and duration of the interference with its activities) as soon as it becomes aware of the same, but in no event longer than ten (10) business days after its occurrence, and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, including the possibility of the mutual termination of this Agreement.

11.9. Governing Law. This Agreement shall be governed by, and any disputes, claims or controversies in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation or termination, shall be resolved in accordance with, the laws of the State of New York without regard to its conflict of laws rules.

11.10. Submission to Jurisdiction. Each Party submits to the exclusive jurisdiction of * * * with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action. Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.11. Nothing in this Section 11.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

11.11. Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Daiichi Sankyo, addressed to:

Daiichi Sankyo Company, Limited

5-1 Nihonbashi-honcho 3-Chome,

Chuo-ku, Tokyo 103-8426 Japan

Attention: Vice President, Business Development and Licensing

If to Odonate, addressed to:

Odonate Therapeutics, LLC

4747 Executive Drive, Suite 510

San Diego, California 92121

Attention: Kevin C. Tang

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

With a copy to:

Gibson, Dunn & Crutcher, LLP

555 Mission Street, Suite 3000

San Francisco, California 94105

Attention: Ryan A. Murr

11.12. No Strict Construction. This Agreement has been prepared jointly by Daiichi Sankyo and Odonate and shall not be strictly construed against either Party.

11.13. Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Sections or Appendix mean the particular Sections and Appendices to this Agreement and references to this Agreement include all attachments hereto. Whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) the word “notice” shall mean notice in writing (whether or not specifically stated); (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”; (vi) words using the singular or plural number also include the plural or singular number, respectively; and (vii) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof.

11.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same.

11.15. Use of Names. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement, except for use in connection with notices or filings required by law, rule, or regulation.

11.16. Termination of Prior License. Following the execution of this Agreement, Odonate will use reasonable commercial efforts to complete its acquisition of substantially all of the assets of the Genta bankruptcy estate (the “Genta Assets”), including Genta’s rights under the Prior Agreement. Upon Odonate’s acquisition of the Genta Assets, whether by bankruptcy court order, foreclosure sale, or otherwise, Daiichi Sankyo and Odonate (acting as successor-in-interest to the Prior Agreement), hereby agree to terminate the Prior Agreement with no further action on their part, thereby granting Odonate the licensed rights under Section 2.1 of this Agreement. Odonate shall provide Daiichi Sankyo with written notice of the completion of the acquisition of the Genta Assets, which notice shall serve as the establishment of the fact that the Genta Assets have been acquired and the license under Section 2.1 has been granted.

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

IN WITNESS WHEREOF, Daiichi Sankyo and Odonate have caused this License Agreement to be executed by their duly authorized representatives as of the date first written above.

DAIICHI SANKYO CO.,LTD	ODONATE THERAPEUTICS LLC
Date:	Date:

By: /s/ Joji Nakayama	By: /s/ Kevin C. Tang

Name: Joji Nakayama	Name: Kevin C. Tang

Title: President and CEO	Title: President

Pursuant to 17 CFR 230.406, confidential information has been omitted in places marked “* * *” and has been filed separately with the Securities and Exchange Commission pursuant to a

Confidential Treatment Request with the Commission.

Appendix 1.

DAIICHI SANKYO PATENTS

	US or JP Apply. No.	Date of filing	US or JP Patent No	Date of patent	Date of expiration

1	* * *	* * *	* * *	* * *	* * *

2	* * *	* * *	* * *	* * *	* * *

3	* * *	* * *	* * *	* * *	* * *

4	* * *	* * *	* * *	* * *	* * *

5	* * *	* * *	* * *	* * *	* * *

6	* * *	* * *	* * *	* * *	* * *

7	* * *	* * *	* * *	* * *	* * *

8	* * *	* * *	* * *	* * *	* * *

9	* * *	* * *	* * *	* * *	* * *

10	* * *	* * *	* * *	* * *	* * *

* The above list references certain Patents in the United States. Other relevant patents and patent applications (and patents issuing therefrom) throughout the world are included as Daiichi Sankyo Patents under the Agreement, but for the convenience of the Parties, are not specifically itemized above.